Exhibit 18.1

March 7, 2005

Board of Directors
Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas 78746

Note K of Notes to the Consolidated Financial Statements of Temple-Inland Inc. included in its Form 10-Q for the quarter ended April 2, 2005 describes a change in the method of accounting for the valuation of certain inventories from the last in, first out (LIFO) method to the average cost method, which approximates the first in, first out (FIFO) method. There are no authoritative criteria for determining a “preferable” method of valuing inventories based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of Temple-Inland Inc. as of any date or for any period subsequent to January 1, 2005, and therefore we do not express any opinion on any financial statements of Temple-Inland Inc. subsequent to that date.

Very truly yours,

ERNST & YOUNG LLP

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